Exhibit 99.1

Mueller Water Products Announces CFO Succession Plan

ATLANTA, September 5, 2024 - Mueller Water Products, Inc. (NYSE: MWA) announced that Steven (“Steve”) S. Heinrichs will be transitioning from his position as Chief Financial Officer and Chief Legal and Compliance Officer effective December 31, 2024. The Company also announced today it has initiated a comprehensive process with a leading executive search firm to identify a new Chief Financial Officer.
Mr. Heinrichs will continue to serve as Chief Financial Officer and Chief Legal and Compliance Officer until a new CFO has been named and will remain available to the Company on a consulting basis until September 30, 2025, to help ensure a smooth transition. Mueller previously appointed Chason A. Carroll to the position of General Counsel in August 2023.
“Over the past six years, Steve has significantly contributed to Mueller’s success and has been a valued member of the leadership team. I am grateful for his support through this transition, and we wish him the very best in his future endeavors,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
Mr. Heinrichs added, “I am proud of what we have accomplished, especially Mueller’s significant operational and financial improvements. We have developed dedicated and talented teams, and I look forward to Mueller’s continued success and future growth.”
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties.

MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com
###